EXHIBIT 99.1

News Release dated June 18, 2013

New Western Energy Corporation Selects the Anna #1 Drill Site, Its Second Well on Its B&W Ranch, to Test the Mississippi Dolomite Formation for Oil and Gas Production.

IRVINE, Jun 18, 2013 (GLOBE NEWSWIRE via COMTEX) -- New Western Energy Corp. (OTCBB:NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced that it has filed an intent to drill the Anna #1 well on its B&W Ranch Lease located in Chautauqua County, Kansas. The Anna #1 well is scheduled to be drilled to approximately 1,900 ft., a depth sufficient to test the Mississippi Dolomite formation. Drilling is to commence later this month and is the second well of a 3 well exploration and development program.

"We are excited to commence our drilling operations in this highly prospective area which has been known to contain multiple productive oil and gas pay zones. This second well will be drilled with an Air Rig so that we can better evaluate and quantify the coal gas formations that were encountered through drilling operations of the Magnus #1 well, the first well drilled in our three well drilling program on the B&W Ranch. We look forward to exciting developments as our exploration and development program unfolds," said Javan Khazali, President and CEO of New Western Energy Corp.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and our other filings with the SEC at www.sec.gov or from us at New Western Energy Corp., 20 Truman, Suite 204 Irvine, CA 92620

CONTACT:	Javan Khazali
(949) 435-0977
info@newwesternenergy.com